Arrangement Letter - Confidential Information
Fox Photo, Inc. (12-10-97)


                  Applied Intelligence Group, Inc.
                        13800 Benson Road
                         Edmond, OK 73013





December 10, 1997

Mr. Alan D. Kerschner
Executive Vice President of Finance & CFO
Fox Photo, Inc.
1706 Washington Avenue
St. Louis, MO  63103

Dear Mr. Kerschner:
Applied Intelligence Group, Inc. (AIG) is pleased to present this Arrangement Letter (Letter) defining the agreement between our firms for AIG to provide services to Fox Photo, Inc. (Fox Photo) to design and implement elements of the Sales Audit and POS data processing system that are scheduled to replace Fox's current systems by March 31, 1998. This Letter supersedes and replaces the previous arrangement letter between Fox Photo and AIG dated October 28, 1997.

SCOPE AND APPROACH
The scope of this project is to provide Fox Photo with the retail expertise and professional services of AIG's employees. AIG will perform professional services for Fox Photo on a time and expenses basis to assist in the replacement of Fox's current Sales Audit and POS data processing systems. As mutually agreed between Fox Photo and AIG, AIG will use its best efforts to:
     Assist Fox Photo in the development and implementation of the above-mentioned Sales Audit and POS data processing systems

     Provide written System Requirements Document (SRD) for included applications

     Provide written high-level procedure descriptions

     Provide Data Conversion Requirements Document for historical data

     Provide training services and documentation for Fox Photo employees on the new systems

AIG will provide updates and status reports on a weekly basis so that Fox Photo can identify AIG's progress and make changes, if necessary, in the scope, schedule, and/or budget for this project.

ASSUMPTIONS
The assumptions AIG used to develop scheduling and terms are listed in this section. If any of these assumptions needs to change, AIG reserves the right to adjust our proposed terms and timeframes accordingly.
     Development of the new systems will be performed on-site at AIG.

     Leased communications lines or direct connections will be established and maintained by Fox Photo. AIG will provide an AS/400 and work stations for work done in Edmond, Oklahoma.
     See Exhibit B for pricing information.

     All the systems will not be in place by March 31, 1997.
     AIG will work with Fox Photo to develop unavoidable business systems as a highest priority, as agreed by Fox and AIG.

SPECIFIC TERMS AND CONDITIONS
The specific terms and conditions related to the services that AIG will provide to Fox within the scope of this agreement are listed in the following section.
  PROJECT MANAGEMENT
  Fox will provide a suitable Project Manager to coordinate the project and an Executive Sponsor with overall responsibility for project implementation and direction within Fox. AIG will also provide a Project Manager who will be Fox's primary project contact. AIG's proposed project timeframe assumes that Fox personnel are available to participate in the project as required.

GENERAL TERMS AND CONDITIONS
For the General Terms and Conditions section of this Letter, Fox will be referred to as the Client.
  OWNERSHIP
  AIG and the Client agree that the tools, method, techniques, and documentation developed by AIG for the Client are confidential and proprietary. The Client may not sell, share, lease, loan, transfer, or give these assets to any other entity without prior written approval from AIG. In the event that a new parent corporation acquires Fox, the transfer of this asset can be made to the new parent corporation.
  Under the terms of this Letter, the Client receives a non-transferable, non-assignable, non-exclusive right to use the tools, method, techniques, software, and documentation developed by AIG for the Client in its headquarters and stores, as well as the headquarters and stores of any of the Client's subsidiaries or parent corporation.

  WARRANTY
  The work AIG performs will be done in a professional and workmanlike manner. AIG does not warrant that the systems, software, plans, strategies, designs, recommendations or services provided by AIG will meet the strategic or business needs of the Client. AIG only warrants that the analysis and recommendations are based on information provided to AIG by the Client.

  CONFIDENTIALITY
  AIG recognizes the confidential nature of our clients' business plans and strategies and agrees to treat these plans and strategies appropriately. Likewise, AIG's tools, techniques, and proprietary documentation are important company assets which we consider to be confidential and proprietary. The Client agrees to treat AIG materials, plan, and strategies in the same confidential manner as its own material. Both companies agree that no confidential information will be released or disclosed to any persons other than the Client's or AIG's employees. Both companies also agree to label confidential information as such before information is exchanged.

  LIMITATION OF LIABILITY
  In no event will AIG be liable for any reason beyond the total amount paid to AIG for services performed within the scope of this Letter. AIG disclaims any and all liability for special, incidental or consequential damages. This disclaimer includes any loss of profit arising out of, or related to, any service provided under the terms of this Letter. This limitation of liability applies even if AIG was aware of the possibility of such damage.

  HIRING OF PERSONNEL
  The Client and its staff agree not to solicit, and will instruct its staff not to solicit, AIG staff members. If the Client hires any AIG staff person who works with the Client on this engagement within twelve months of project completion, then the Client agrees to compensate AIG in the amount of that staff member's annual salary, including benefits. AIG agrees to be bound by the same terms regarding the hiring of the Client's personnel.

  RIGHTS AND REMEDIES
  The rights and remedies granted to AIG are in addition to and not in lieu of any rights and remedies granted by law or in equity. No action arising out of this Letter, regardless of form, may be brought more than one year after the cause of action has accrued.

  ORIGIN OF AGREEMENT
  This agreement will be deemed to be made in the State of Missouri.

  TAXES
  The Client will pay any applicable state, county, or local sales taxes or assessments and other applicable expenses.

  RESOLUTION OF DISPUTES
  In the event that AIG and/or the Client disagree and are not able to come to resolution about the execution of either party's responsibilities regarding the terms of this Letter, AIG and the Client mutually agree to enter into binding arbitration for quick resolution of issues. The arbitration process will be governed by the Commercial Arbitration Rules of the American Arbitration Association
  (AAA). The AAA will appoint an individual with experience in handling disputes in information systems matters as the chairperson and neutral arbitrator, with any additional arbitrators to be selected by the parties from individuals with background and training in the computer industry. Venue for all hearings shall be established by the party initiating the arbitration. The cost of arbitrators shall be borne equally by the parties, but other costs for arbitration (i.e., travel, exhibits, copies, attorney) shall be borne by the company incurring the costs. The parties will have no right to take discovery of the other party by any method. The arbitrators may award reasonable attorneys' fees to the prevailing party as an element of the cost of arbitration, and judgment upon the award may be entered in any court having jurisdiction.

PROJECT TIMEFRAME AND COST
Upon receiving Fox Photo's approval to proceed, AIG will begin work on October 29, 1997. AIG expects this work to last six
(6) months.
The cost for AIG's professional services under the terms of this Letter are AIG's current rates as listed in Exhibit A of this Letter, plus expenses, invoiced monthly. Out-of-pocket expenses, if any, will also be invoiced monthly and supported by the appropriate paperwork. AIG agrees not to charge any significant expenses without the prior written approval of the Client. AIG invoices may include charges for late payment which will accrue at the rate of one and one-half percent (1 1/2 %) per month (or the maximum amount allowed by law, whichever is less) on the unpaid balance from the due date until the date the payment is received by AIG.
In consideration for the payment of services related to this agreement, AIG will also provide Fox with a written Store Systems Requirement Plan, as outlined in Exhibit C of this Letter. The development of the Store Systems Requirement Plan will be conducted at no fee; however, Fox will pay reasonable expenses. These out-of-pocket expenses, primarily for travel, will be invoiced monthly and supported by the appropriate paperwork.

EXPIRATION OF THIS OFFER
This offer expires fifteen (15) calendar days from the date of this Letter, unless accepted and signed by both parties.

TERMINATION OF AGREEMENT
This Letter will terminate one (1) year from the date of signature unless both parties mutually agree to extend the Letter. The responsibilities for payment of fees, all limitations of liability, all terms regarding ownership of products and techniques, the rights and remedies clause, resolutions of disputes, and the restrictions regarding confidentiality shall survive the expiration of this Letter.

EXHIBIT
Exhibit A contains a list of Other Provisions related to this Letter.
Exhibit B is a list of AIG's current applicable professional rates and equipment costs.
Exhibit C is an outline of the Store Systems Requirement Plan.

APPROVAL
This Letter, attached Exhibit, and its terms and conditions are agreed to by both Fox Photo and AIG on this day.

Applied Intelligence Group,     Fox Photo, Inc.
Inc.

Signature                        Signaturee
 Name     Robert Barcum           Name
 Title    President               Title
 Date     December 10, 1997       Date


Schedule and Attachments

                          Exhibit A.
                       Other Provisions


     In this Exhibit Fox Photo will be referred to as the
                           "Client".


ENTIRE AGREEMENT
This Letter and Exhibits constitute the entire agreement between AIG and the Client concerning the subject matter of this Letter. Agreement is defined as the Arrangement Letter to which this Exhibit is attached, this Exhibit, and any other exhibits, amendments, supplements, and addenda, including any future written amendments, modifications, or supplements to these documents.
MODIFICATION
Any modification or amendment to this agreement must be in writing signed by the parties. For AIG, the writing must be signed by an officer of the corporation. Any written document that is inconsistent with this agreement or adds to its terms and conditions will not be binding on either AIG or the Client. AIG's failure to object to any provision outside of this Letter shall not be considered to be a waiver of the terms and conditions of this Letter or an acceptance of such a provision.
BINDING
This agreement is binding on AIG, the Client, and their respective successors and assigns to the extent permitted by this agreement.
AUTHORITY
AIG and the Client, as parties to this agreement, warrant to each other that:

     If organized as a corporation, partnership, limited partnership, or other non-natural person, the party is organized and subsisting under the laws of the jurisdiction of its incorporation or existence.

     The party has full power and authority to enter into this agreement.

     The persons executing this agreement have actual authority to bind the parties to this agreement.

SINGULAR/PLURAL
Singular words will include the plural and vice versa. Masculine, feminine, and neuter genders will include the others. The word "person" will include corporations, firms, partnerships, joint ventures, trusts, or estates, in addition to natural persons.
FORCE MAJEURE
Except for the obligation to make payments due under the terms of this agreement, neither AIG nor the Client will be held liable for failure to perform due to circumstances beyond the control of the parties. These circumstances include, but are not limited to: accidents; acts of God; labor disputes; supplier or material shortages; embargoes; rationing; fuel shortages; actions of local, state or national governments, or governmental agencies or authorities, or military authorities; utility or communication failures; delays in transportation; fire, flood, epidemics, riots, or strikes; war or criminal activities; delays in delivery or failure to manufacture or deliver.

CAPTIONS
The captions of various paragraphs in this Letter are for convenience only. They are not intended to be part of the body or text of this agreement. They are also not intended to be referred to in construing any of the provisions of the agreement.
COUNTERPARTS
This agreement may be executed in any number of counterparts, any of which will be deemed to be an original.
INDEPENDENT CONTRACTORS
AIG and the Client are strictly independent contractors. Neither party has the right to bind the other in any manner. Nothing in this agreement should be interpreted to make either part the agent or legal representative of the other, or to make the parties joint venturers or partners.
OTHER INSTRUMENTS
The Client agrees to execute any instruments or documents that may be required in order to effect the terms, conditions, purpose, or objective of this agreement.
OTHER TRANSACTIONS
In addition to the services provided under the terms of this agreement, AIG may perform other services or provide other products through separate written agreements which must be executed by AIG before AIG is bound. AIG and the Client agree that these additional products and services cannot be the subject of an oral agreement.
ASSIGNMENT
The Client agrees to obtain prior written consent from AIG before assigning this agreement, or the rights and obligations created under this agreement, to any third party.

SEVERABILITY
The parties agree that if any provision of this agreement is invalid or unenforceable, the remaining provisions of this Letter will be valid and enforceable to the fullest extent permitted by law.
TRADEMARK USAGE
The Client agrees not to make use of any of AIG's trademarks, service marks, or trade names for any reason without the prior express written consent of AIG.
NONWAIVER
AIG's failure at any time to require the Client to perform any provision of this agreement will in no way affect AIG's right at a later time to require performance of that provision. AIG's waiver of any breach of a provision of this agreement will not be construed as a waiver of:
     Succeeding breaches of that provision.
     That provision itself.
     Any right under this agreement.

NOTICE
All communications and notices related to this agreement will be made in writing and delivered to the following addresses:
     Applied Intelligence Group, Inc.
     13800 Benson Road
     Edmond, OK 73013-6417
     Fox Photo, Inc.
     1706 Washington Avenue
     St. Louis, MO  63103
Address changes will be communicated by written notice to the other party on a timely basis. Communications and notices may be delivered by any of the following methods with effective date as listed:
     Delivered personally with same day effective date.
     Mailed by certified mail, postage prepaid, with effective date five business days after mailing.
     Sent by overnight courier with effective date one day after sending.




                             Exhibit B.
                        1997 AIG Rates





                          Exhibit C.
                Store Systems Requirement Plan


       This Exhibit outlines AIG services related to the
      development of a Store Systems Requirement Plan for
               retail store operations for Fox.

SCOPE AND APPROACH
The scope of AIG's work for this project focuses on developing a Store Systems Requirement Plan, along with a master plan for Point-of-Sale functionality in Fox Photo retail stores. The following points highlight the nature of AIG's approach:
     Interview Fox executives and MIS personnel to determine business and operational requirements.

     Review current Fox documentation and previous systems requirements documentation provided by Fox.

     Evaluate Fox current operations - systems, plans, objectives and databases.

    Identify and document hardware, software, and communications issues, including information flow of current systems, by spending at least one to two days at as many as three stores of Fox's choosing.

    Perform a high-level review of third-party software solutions.

    Build the Store Systems Requirement Plan.

    Build the Store Systems Architecture Document.

    Develop implementation timelines of the various projects and recommendations in the Store Systems Requirement Plan.

    Do a cost/benefit analysis.

    Conduct an executive presentation to review our findings and to make recommendations.

DELIVERABLES
This list details specific deliverables to be provided to Fox by AIG within the scope of this agreement.
    A detailed workplan identifying the approach, tasks, resources and responsibilities for the ongoing project.

    A timeline identifying tasks and expected start and stop dates.

    A Store Systems Requirements Plan based on retail operations "best practices" which outlines what AIG, along with Fox, considers to be acceptable standards for POS and retail operations in Fox stores.

    A cost estimate.

    A presentation of the results and recommendations to Fox executive management.